Exhibit 99.1

Travelzoo 590 Madison Avenue 35th Floor New York, NY 10022 Investor Relations: Almira Pusch ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports First Quarter 2020 Results

NEW YORK, June 25, 2020 — Travelzoo® (NASDAQ: TZOO):

•	Revenue of $20.3 million, down from $29.2 million year-over-year

•	Operating loss of $3.7 million

•	Earnings per share (EPS) of ($0.32) attributable to Travelzoo from continuing operations

•	Cash flow used in operations of $3.1 million

Travelzoo, a global Internet media company that publishes exclusive offers and experiences for members, today announced financial results for the first quarter ended March 31, 2020. Revenue was $20.3 million, down from $29.2 million year-over-year. Reported revenue excludes revenue from discontinued operations in Asia Pacific. Travelzoo's reported revenue consists of advertising revenues and commissions, derived from and generated in connection with purchases made by Travelzoo® members.

The operating loss for Q1 was $3.7 million attributable to Travelzoo from continuing operations. At the consolidated level, including minority interests, the operating loss from continuing operations was $5.3 million. The losses were primarily caused by two unusual, non-recurring expenses: a one-time impairment charge of $2.9 million for intangible assets and goodwill due to the COVID-19 pandemic, and an increased bad debt provision of $1.0 million. EPS was ($0.32), down from $0.41 in the prior-year period.

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“Going into Q2, we were able to adjust our content offering quickly and successfully. After 92% of Travelzoo members indicated in an online survey they were interested in receiving travel deals if the offers were flexible, we focused our weekly Top 20®, which has for the past 20 years been the definitive list of the week’s best travel deals on the Internet, on flexible and worry-free offers. Travel dates of most deals are extended to late summer, fall or even into 2021. Accelerating demand from members has created a relatively strong business for Travelzoo. In Q2, we have already generated cash flow from operations of more than $11 million quarter-to-date,” said Travelzoo’s Global CEO, Holger Bartel.

Cash Position
During Q2 2020, Travelzoo’s cash position will be increasing significantly. As of March 31, 2020, cash, cash equivalents and restricted cash were $14.4 million. The estimated cash flow from operations in Q2 2020 is $13 to $14 million. In April, Travelzoo received a low-interest government loan of $3.1 million. In June, a payment of $6.8 million was made to partially settle the outstanding note due to the sellers of Jack’s Flight Club, leaving a balance of $1.7 million as an outstanding note. Travelzoo’s estimated cash balance as of June 30, 2020, will be in the range of $24 million to $25 million.

North America
North America business segment revenue decreased 32% year-over-year to $12.7 million. Operating loss for the first quarter was $976,000, or (8%) of revenue, compared to an operating profit of $4.5 million, or 24% of revenue in the prior-year period.

Europe
Europe business segment revenue decreased 34% year-over-year to $6.9 million. In constant currencies, revenue decreased 33% year-over-year. Operating loss for the first quarter was $1.3 million, or (19%) of revenue, compared to an operating profit of $2.1 million, or 20% of revenue in the prior-year period.

Jack’s Flight Club
On January 13, 2020, Travelzoo acquired 60% of Jack’s Flight Club®, a subscription service. For the period from January 13, 2020 to March 31, 2020, the new Jack's Flight Club business segment generated $1.1 million in revenue from subscriptions with operating profit of $592,000. After the consolidation with Travelzoo, Jack’s Flight Club reported an operating loss of $3.0 million, with $1.8 million attributable to Travelzoo, as a result of recording one-time impairment charges for indefinite-lived intangible assets (tradenames) for $810,000 and goodwill for $2.1 million along with acquisition related expenses.

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Discontinued Operations
As announced in a press release on March 10, 2020, Travelzoo decided to exit its Asia Pacific business which incurred a loss of $7.2 million in 2019 and reduced EPS by $0.60. The Asia Pacific business was classified as discontinued operations at March 31, 2020. Prior periods have been reclassified to conform with the current presentation. Certain reclassifications have been made for current and prior periods between the continued operations and the discontinued operations in accordance with U.S. GAAP.

Members and Subscribers
As of March 31, 2020, Travelzoo had an unduplicated number of members of 26.0 million from North America and Europe. In Europe, the unduplicated number of members was 9.2 million as of March 31, 2020, up 3% from March 31, 2019. In North America, the unduplicated number of members was 16.9 million as of March 31, 2020, down 3% from March 31, 2019. The number of new members in Q1 2020 was 634,000, compared to 667,000 in Q1 2019. On June 16, Travelzoo disclosed that it has sold its subsidiary in Japan, Travelzoo Japan K.K., to Mr. Hajime Suzuki. In connection with the sale, Travelzoo and Travelzoo Japan K.K. entered into a licensing agreement. Under the licensing agreement, Travelzoo’s existing members in Japan will continue to be owned by Travelzoo as the licensor. Jack’s Flight Club had 1.7 million subscribers as of March 31, 2020, up 38% from March 31, 2019.

Income Taxes
Income tax benefit was $517,000, compared to an income tax expense of $1.7 million in the prior-year period.

Asset Management
During the first quarter of 2020, Travelzoo used $3.1 million of cash in operating activities. Accounts payable decreased by $6.4 million to $12.8 million. Accounts receivable decreased by $2.5 million to $7.7 million. Cash used in investing activities was $810,000. Cash used in financing activities of $2.2 million. As of March 31, 2020, cash, cash equivalents and restricted cash were $14.4 million.

Conference Call
Travelzoo will host a conference call to discuss first quarter results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to

•	download the management presentation (PDF format) to be discussed in the conference call; and

•	access the webcast.

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About Travelzoo
Travelzoo® provides our 30 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. We have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 20 years we have worked in partnership with more than 5,000 top travel suppliers-our long-standing relationships give Travelzoo members access to irresistible deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Travelzoo and Top 20 are registered trademarks of Travelzoo.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2020	2019
Revenues	$20,327	$29,160
Cost of revenues	2,703	2,865
Gross profit	17,624	26,295
Operating expenses:
Sales and marketing	13,094	13,534
Product development	1,428	1,659
General and administrative	5,522	4,532
Impairment of intangible assets and goodwill	2,920	—
Total operating expenses	22,964	19,725
Operating income	(5,340)	6,570
Other income (loss), net	(6)	45
Income (loss) from continuing operations before income taxes	(5,346)	6,615
Income tax expense (benefit)	(517)	1,670
Income (loss) from continuing operations	(4,829)	4,945
Income (loss) from discontinued operations, net of taxes	(2,919)	(1,825)
Net income (loss)	(7,748)	3,120
Net income (loss) attributable to non-controlling interest	(1,139)	—
Net income (loss) attributable to Travelzoo	$(6,609)	$3,120

Net income (loss) attributable to Travelzoo—continuing operations	(3,690)	4,945
Net income (loss) attributable to Travelzoo—discontinued operations	(2,919)	(1,825)

Income (loss) per share—basic
Continuing operations	$(0.32)	$0.41
Discontinued operations	$(0.26)	$(0.15)
Net income (loss) per share —basic	$(0.58)	$0.26

Income (loss) per share—diluted
Continuing operations	$(0.32)	$0.41
Discontinued operations	$(0.26)	$(0.15)
Net income (loss) per share—diluted	$(0.58)	$0.26

Shares used in per share calculation from continuing operations—basic	11,439	11,914
Shares used in per share calculation from discontinued operations—basic	11,439	11,914

Shares used in per share calculation from continuing operations—diluted	11,439	12,224
Shares used in per share calculation from discontinued operations—diluted	11,439	11,914

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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$12,130	$18,743
Accounts receivable, net	7,653	11,209
Prepaid income taxes	—	989
Deposits	112	105
Prepaid expenses and other	1,713	2,288
Assets from discontinued operations	2,251	3,961
Total current assets	23,859	37,295
Deposits and other	430	572
Deferred tax assets	3,404	2,051
Restricted cash	1,130	1,135
Investment in WeekenGO	2,258	2,484
Operating lease right-of-use assets	11,210	8,140
Property and equipment, net	1,964	2,861
Intangible assets, net	5,595	—
Goodwill	10,944	—
Total assets	$60,794	$54,538
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,836	$19,349
Accrued expenses and other	6,528	6,281
Deferred revenue	2,451	786
Operating lease liabilities	4,801	4,847
Promissory notes payable	9,971	—
Income tax payable	519	914
Liabilities from discontinued operations	2,289	3,135
Total current liabilities	39,395	35,312
Long-term tax liabilities	367	359
Deferred tax liabilities	1,210	—
Long-term operating lease liabilities	12,921	7,920
Other long-term liabilities	84	84
Total liabilities	53,977	43,675
Non-controlling interest	4,616	—
Common stock	113	115
Additional paid-in capital	—	—
Accumulated other comprehensive loss	6,411	14,200
Retained earnings	(4,323)	(3,452)
Total stockholders’ equity	2,201	10,863
Total liabilities and stockholders’ equity	$60,794	$54,538

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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(7,748)	$3,120
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	551	330
Stock-based compensation	23	163
Deferred income tax	(609)	341
Impairment of intangible assets and goodwill	2,920	—
Loss on long-lived assets	437	—
Loss on equity investment in WeekenGO	195	159
Net foreign currency effects	(681)	(21)
Provision of loss on accounts receivable and other	1,441	77
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	2,509	(2,980)
Income tax receivable	989	389
Prepaid expenses and other	862	425
Accounts payable	(6,393)	(1,101)
Accrued expenses and other	704	1,733
Deferred revenue	889	(146)
Income tax payable	(333)	988
Other liabilities	1,188	(71)
Net cash provided by (used in) operating activities	(3,056)	3,406
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(679)	—
Purchases of property and equipment	(131)	(131)
Net cash used in investing activities	(810)	(131)
Cash flows from financing activities:
Repurchase of common stock	(1,205)	(1,591)
Payment of promissory notes	(1,000)	—
Proceeds from exercise of stock options, net of taxes paid for net share settlement of equity awards	—	(26)
Net cash used in financing activities	(2,205)	(1,617)
Effect of exchange rate on cash, cash equivalents and restricted cash	(272)	152
Net increase (decrease) in cash, cash equivalents and restricted cash	(6,343)	1,810
Cash, cash equivalents and restricted cash at beginning of period	20,710	19,461
Cash, cash equivalents and restricted cash at end of period	$14,367	$21,271
Supplemental disclosure of cash flow information:
Cash paid (refunded) for income taxes, net	$542	$(60)

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Travelzoo
Segment Information
(Unaudited)
(In thousands)

Three months ended March 31, 2020	North America	Europe	Jack's Flight Club	Elimination	Consolidated
Revenue from unaffiliated customers	$12,549	$7,103	$683	$(8)	$20,327
Intersegment revenue	148	(156)	—	8	—
Total net revenues	12,697	6,947	683	—	20,327
Operating income (loss)	$(976)	$(1,341)	$(3,015)	$(8)	$(5,340)

Three months ended March 31, 2019	North America	Europe	Jack's Flight Club	Elimination	Consolidated
Revenue from unaffiliated customers	$18,136	$11,054	$—	$(30)	$29,160
Intersegment revenue	451	(481)	—	30	(30)
Total net revenues	18,587	10,573	—		29,130
Operating income (loss)	$4,463	$2,137	$—	$(30)	$6,570

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